Exhibit 99.1

GW Pharmaceuticals Announces the Appointment of David Gryska to its Board of Directors

London, UK, 10 Sept 2020: GW Pharmaceuticals plc (Nasdaq: GWPH), the world leader in the science, development, and commercialization of cannabinoid prescription medicines today announced the appointment of David Gryska to the Board of Directors. Mr. Gryska will also serve as a member of the Audit Committee. Mr. Gryska brings valuable global pharmaceutical and biotechnology industry experience and executive-level financial leadership to GW’s Board.

“I am very pleased to welcome David to our Board of Directors,” stated Dr. Geoffrey Guy, GW’s Founder and Chairman of the Board. “As a highly regarded leader in the biopharmaceutical industry, we look forward to benefiting from David’s wealth of experience as we continue to grow commercially and advance our pipeline with the goal of bringing breakthrough medicines to patients with significant unmet needs.”

“I am excited to be joining GW’s Board at a time of commercial growth and product pipeline expansion,” said Mr. Gryska. “GW has clearly established itself as the global leader in cannabinoid science, and I am excited at its prospects. I very much look forward to contributing to its future success.”

Mr. Gryska has years of experience as Chief Financial Officer at Incyte Corporation, Celgene Corporation, Scios, Inc., and Cardiac Pathways Corporation and is currently on the boards of Seattle Genetics, Inc., PDL BioPharma, Inc., and Aerie Pharmaceuticals, Inc. He brings to the Board valuable and relevant experience as a senior financial executive at life sciences and biotechnology companies engaged in financings, global expansion and other strategic transactions. He also has extensive knowledge of accounting principles and financial reporting rules and regulations, tax compliance and oversight of the financial reporting processes of several large, publicly traded corporations.

About GW Pharmaceuticals plc and Greenwich Biosciences, Inc.

Founded in 1998, GW is a biopharmaceutical company focused on discovering, developing and commercializing novel therapeutics from its proprietary cannabinoid product platform in a broad range of disease areas. The Company’s lead product, EPIDIOLEX® (cannabidiol) oral solution is commercialized in the U.S. by its U.S. subsidiary Greenwich Biosciences for the treatment of seizures associated with Lennox-Gastaut syndrome (LGS), Dravet syndrome or tuberous sclerosis complex (TSC) in patients one year of age and older. This product has received approval in the European Union under the tradename EPIDYOLEX® for the adjunctive treatment of seizures associated with Lennox-Gastaut syndrome (LGS) or Dravet syndrome in conjunction with clobazam in patients two years and older and is under EMA review for the treatment of TSC. The Company is also carrying out a Phase 3 trial in Rett syndrome and has a deep pipeline of additional cannabinoid product candidates, including nabiximols, for which the Company is advancing multiple late-stage clinical programs in order to seek FDA approval in the treatment of spasticity associated with multiple sclerosis and spinal cord injury, as well as for the treatment of PTSD. The Company has additional cannabinoid product candidates in Phase 2 trials for autism and schizophrenia. For further information, please visit www.gwpharm.com.

Enquiries:

GW Pharmaceuticals plc
Stephen Schultz, VP Investor Relations (U.S.)	917 280 2424 / 401 500 6570

U.S. Media Enquiries: Sam Brown Inc. Healthcare Communications
Christy Curran Mike Beyer	615 414 8668 312 961 2502

UK, EU and ex-U.S. media enquiries
Ben Atwell, FTI Consulting	+44 (0)203 727 1000